SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): March 14, 2006
KAISER ALUMINUM & CHEMICAL CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware	1-3605	94-0928288
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

27422 Portola Parkway, Suite 350
Foothill Ranch, California		92610-2831
(Address of Principal Executive Offices)		(Zip Code)
(949) 614-1740
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
As previously announced, Kerry A. Shiba, Vice President and Chief Financial Officer of Kaiser Aluminum & Chemical Corporation (the “Company”), resigned effective as of January 23, 2006. In connection with his resignation, the Company and Mr. Shiba entered into the Release, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference. Pursuant to the Release, the Company and Mr. Shiba agreed that, in lieu of all other benefits to which Mr. Shiba might otherwise be entitled from the Company and in consideration of his satisfaction of certain post-termination obligations, Mr. Shiba would receive (i) $141,796.00 representing earned long term incentive awards for 2002 and 2003, (ii) a lump sum of $135,000, (iii) $42,576.88 representing payment for his accrued unpaid vacation, (iv) his earned 2005 short term incentive without deduction or modifiers, based on Kaiser’s results for 2005, payable by March 31, 2006, (v) an amount equal to Mr. Shiba’s 2004 and 2005 earned long term incentive, without deduction or modifiers, based on Kaiser results for 2004 and 2005, payable by March 31, 2006, and (vi) a lump sum of $135,000.00 to be paid on July 23, 2006. Except as otherwise noted, Mr. Shiba has received each of the foregoing amounts. Under the Release the Company agreed to pay Mr. Shiba’s COBRA premiums for his medical and dental coverage through the earlier of (i) the date Mr. Shiba becomes eligible for comparable medical coverage under another employer’s health insurance plans and (ii) February 28, 2007.
The Release provides for a mutual release by the Company and Mr. Shiba. Mr. Shiba is also subject to certain non-competition, non-disclosure and non-solicitation obligations under the Release.
Item 1.02 Termination of a Material Definitive Agreement.
Pursuant to the Release, the Company and Mr. Shiba effectively terminated Mr. Shiba’s severance agreement and change in control severance agreement, forms of which were previously filed by the company as Exhibits 10.17 and 10.19, respectively, to the Company’s Annual Report on form 10-K for the fiscal year ended December 31, 2002.
Item 9.01 Financial Statements and Exhibits
( c ) Exhibits
*	10.1 Release between Kerry A. Shiba and Kaiser Aluminum & Chemical Corporation

*	Included with this filing.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM & CHEMICAL CORPORATION (Registrant)
	By:	/s/ Daniel D. Maddox
Dated: March 20, 2006		Daniel D. Maddox
Vice President and Controller

EXHIBIT INDEX
Exhibit 10.1 Release between Kerry A. Shiba and Kaiser Aluminum & Chemical Corporation *

*	Included with this filing.